Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-215244 of our report dated March 6, 2017 (March 21, 2017 as to the effects of the removal of the par value from common shares, the increase in the number of shares authorized, and the share dividend described in Note 19), relating to the consolidated financial statements of Schneider National, Inc. appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

March 23, 2017